Filed Pursuant to Rule 424(b)(5)
Registration No. 333-216226

The information in this preliminary prospectus supplement is not complete and may be changed. A registration statement relating to these securities has become effective by rule of the Securities and Exchange Commission. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities, and we are not soliciting offers to buy these securities, in any state or other jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 5, 2018

PRELIMINARY PROSPECTUS SUPPLEMENT

(To Prospectus dated March 29, 2017)

$22,000,000

Common Stock

We are offering $22,000,000 of shares of our common stock pursuant to this prospectus supplement and the accompanying prospectus. Our common stock is listed on the New York Stock Exchange under the symbol “LFGR”. On January 31, 2018, the last reported sale price for our common stock on the New York Stock Exchange was $8.75 per share. Assuming a public offering price of $8.75 per share, we expect to offer 2,514,285 shares of our common stock in this offering.

Investing in our common stock involves a high degree of risk. Please read “Risk Factors” beginning on page S-11 of this prospectus supplement, page 6 of the accompanying prospectus and the documents incorporated by reference into this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Per Share	Total
Public offering price	$	$
Underwriting discounts and commissions (1)	$	$
Proceeds, before expenses, to us	$	$

(1)	In addition to the underwriting discount, we have agreed to reimburse the underwriter for certain expenses. See “Underwriting” for additional information regarding underwriting compensation.

We have granted the underwriter an option for a period of 30 days from the date of this prospectus supplement to purchase additional shares of our common stock equal to 15% of the number of shares offered hereby on the same terms and conditions as set forth above. See “Underwriting” for more information.

The underwriter expects to deliver the shares to the investors on or about February     , 2018, subject to customary closing conditions.

Craig-Hallum Capital Group

The date of this prospectus supplement is February     , 2018.

PROSPECTUS SUPPLEMENT

PROSPECTUS

We have not, and the underwriter has not, authorized anyone to provide you with information different than that which is contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we have authorized for use in connection with this offering. We are not, and the underwriter is not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus supplement and the accompanying prospectus, and in any free writing prospectus that we have authorized for use in connection with this offering, is accurate only as of the date of those respective documents. Our business, financial condition, results of operations and prospects may have changed since those dates. You should read this prospectus supplement, the accompanying prospectus, the documents incorporated by reference in this prospectus

S-i

supplement and the accompanying prospectus, and any free writing prospectus that we have authorized for use in connection with this offering, in their entirety before making an investment decision. You should also read and consider the information in the documents to which we have referred you in the sections of this prospectus supplement and the accompanying prospectus titled “Where You Can Find More Information” and “Information Incorporated by Reference.”

For investors outside the United States: We have not and the underwriter has not done anything that would permit this offering or possession or distribution of this prospectus supplement in any jurisdiction where action for that purpose is required, other than in the United States. Persons outside of the United States who come into possession of this prospectus supplement must inform themselves about, and observe any restrictions relating to, the offering of the shares of common stock and the distribution of this prospectus supplement outside of the United States.

S-ii

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated March 29, 2017, including the documents incorporated by reference therein, provides more general information. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement. If any statement in one of these documents is inconsistent with a statement in another document having a later date—for example, a document incorporated by reference in the accompanying prospectus—the statement in the document having the later date modifies or supersedes the earlier statement. You should assume that the information contained in this prospectus supplement is accurate as of the date on the front cover of this prospectus supplement only and that any information we have incorporated by reference or included in the accompanying prospectus is accurate only as of the date given in the document incorporated by reference or as of the date of the prospectus, as applicable, regardless of the time of delivery of this prospectus supplement or the accompanying prospectus or any sale of our common stock. Our business, financial condition, liquidity, results of operations and prospects may have changed since that date.

In this prospectus supplement, unless the context requires otherwise, the words “Leaf Group,” “we,” “company,” “us” and “our” refer to Leaf Group Ltd. and our wholly owned subsidiaries.

The Leaf Group logo and other trademarks or service marks of Leaf Group appearing in this prospectus supplement are the property of Leaf Group. Trade names, trademarks and service marks of other companies appearing in this prospectus supplement and the documents incorporated by reference are the property of the respective holders.

S-iii

PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights selected information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary does not contain all the information you should consider before investing in our common stock. You should read and consider carefully the more detailed information in this prospectus supplement and the accompanying prospectus, including the factors described under the heading “Risk Factors” in this prospectus supplement and the financial statements, notes to financial statements, financial and other information incorporated by reference in this prospectus supplement and the accompanying prospectus, as well as the information included in any free writing prospectus that we have authorized for use in connection with this offering, before making an investment decision.

Leaf Group Ltd.

Leaf Group is a diversified consumer internet company. We build enduring, creator-driven brands that reach passionate audiences in large and growing lifestyle categories, including art and design, fitness and wellness, home and décor, do-it-yourself projects and crafts, amongst others.

Our business is comprised of two reporting segments: Marketplaces and Media.

Marketplaces

Leaf Group’s Marketplaces segment includes art and design marketplaces that serve a global community of approximately 380,000 independent artists. Our marketplaces empower artists to reach a global audience of art lovers and design conscious buyers and earn a living or supplement their income while pursuing their passion, while we handle various marketing, promotion, and logistics, such as coordination of print-on-demand production, global shipping and payment processing. Through our portfolio of marketplace brands, we create compelling and differentiated experiences that serve the needs of an attractive demographic of art enthusiasts and design conscious consumers throughout their key life stages. Our marketplace brands are distinguished by the diversity and quality of available products, high caliber of artists and superior customer service that we provide to both artists and buyers.

Our portfolio of marketplace brands includes:

Print-on-demand marketplaces. We operate artist-driven, print-on-demand digital commerce marketplaces where large communities of artists and designers can market and sell their original art and designs printed on a wide variety of products. Our distinct print-on-demand marketplaces target diverse demographics across multiple channels and operate as an integrated business, which allows for strategic and advantageous partnerships with our third party vendors and suppliers.

•	Society6. Society6 is a digital commerce brand which aims to empower style and creative independence, targeting young adults who are culturally sophisticated and self-expressive. Society6 provides artists and designers with an online commerce platform to feature and sell their original art and designs on consumer products in the home décor, accessories, and apparel categories. Artists post their designs, set the price for art prints and select other products within the Society6 product portfolio on which their art and designs can be sold. After a product is purchased, third party vendors produce, package and ship the product directly to the buyer. As of December 31, 2017, there were approximately 270,000 active artists on Society6, an increase of more than 17% from the prior year. There are now more than 4.7 million unique designs and approximately 40 consumer products available across the Society6 product portfolio. During 2017, Society6 facilitated sales from customers located in over 180 countries.

•	Deny Designs. Deny Designs, acquired in May 2017, is an artist-driven, home décor brand aimed toward sophisticated and contemporary customers who desire to express themselves through individualized home statement pieces. Deny Designs offers a collection of designs from their gallery of curated artists. These designs are printed on an assortment of premium home décor products, including select proprietary furniture products manufactured in-house at Deny Designs’ facility in Denver, CO. In addition to its online direct-to-consumer channels, Deny Designs also sells products through wholesale channels to trade and hospitality clients, as well as retail distribution partners. As of December 31, 2017, there were approximately 170 active artists on Deny Designs and more than 12,000 unique designs available.

Fine art marketplace. We also operate a fine art marketplace, Saatchi Art, which allows consumers to discover a large selection of original artwork.

•	Saatchi Art. Saatchi Art, which includes SaatchiArt.com and its complementary art fair event brand, The Other Art Fair (collectively, “Saatchi Art”), is a leading fine art marketplace where approximately 110,000 artists exhibit and sell their original artwork directly to consumers through a curated online gallery or in-person at art fairs currently hosted in the United Kingdom, Australia and the United States. Saatchi Art’s online art gallery features a wide selection of original paintings, drawings, sculptures and photography and has sold works to buyers located in over 100 countries. There are currently more than 870,000 original, unique works available on the Saatchi Art platform. In addition, artists can choose to sell open edition or exclusive limited edition art prints derived from the artwork they post on Saatchi Art. Saatchi Art also offers an art advisory service which provides individual collectors and trade professionals with access to an art curator who will help select artwork tailored to the customer’s needs, space and style. In 2017, Saatchi Art’s The Other Art Fair hosted seven art fairs, showcasing approximately 110 artists and their work at each fair. We intend to expand our reach and launch additional art fairs in two new cities during 2018.

Media

Leaf Group’s Media segment consists of a diverse portfolio of media properties that educate and inform consumers on a broad range of topics. Our media properties enable a large community of subject matter experts to share their knowledge and passion with consumers across the internet. We generate the majority of our media revenue from the sale of advertising.

Brands. Our portfolio of owned and operated media properties includes Livestrong.com, Hunker, eHow and Cuteness.com, as well as approximately 20 other media properties that are focused on specific topics or interests. Collectively, our owned and operated media properties reached approximately 50 million unique visitors in the United States in November 2017 according to comScore.

•	Livestrong.com, our largest media brand, is an online destination for healthy living with an extensive library of health, fitness, lifestyle and nutrition articles and videos. Livestrong.com also offers mobile applications that monitor users’ health, fitness and life achievements.

•	Hunker is an online destination for home and space inspiration, with original home tours, practical do-it-yourself solutions and design advice for real people.

•	eHow is a leading online how-to resource providing inspiration and solutions for do-it-yourself projects and crafts to make them attainable and fun for everyone.

•	Cuteness.com is an online community serving pet owners and animal lovers through useful pet information and pet training tips, as well as fun animal related articles and videos.

Content Creation. We create high-quality, informative and entertaining digital content in a wide variety of formats including videos, articles and slideshows. We use a combination of internal editorial staff, freelance contributors and social influencers to produce this content. Our platform uses advanced algorithms to identify the questions or topics that are on consumers’ minds. Our platform also manages the development, refinement and eventually the publishing of this content to the web, email and social channels. Our mission is to connect the knowledge and the passion of an expert with interested and curious consumers.

Traffic Sources. Consumers can find our content through a variety of modern digital distribution channels including search, social networks, email campaigns and direct navigation. Once a consumer discovers us, we make it easier for them to follow us on social networks, share our content with friends and sign-up for our newsletters. We have a large and growing following across social networks including Facebook, Pinterest and Instagram.

Mobile Applications. Our media portfolio also includes mobile applications. MyPlate, our most successful app, is integrated into our Livestrong.com brand. As of December 2017, MyPlate was used by over 410,000 consumers to track their calories and improve their diet. MyPlate is monetized via ads, sponsorships and a premium subscription offering that unlocks advanced features.

Monetization. Each of our owned and operated properties is designed to optimize revenues from a diverse set of buyers. We carefully maximize yield across the monetization ad stack between direct brand, programmatic and third parties, each representing a different value bracket. We engage directly with brands on unique content and sponsorship opportunities to connect with our diverse consumers. We also leverage programmatic tools and proprietary data to connect advertisers with valuable audiences across our media properties.

Partner Sites. Some of our websites were developed in coordination with other media companies and publishers. In these cases, we create, maintain and host content that exists on the partner’s sub-domain and is seamlessly integrated into our partner’s website. Revenues from this content are shared with the partner. We currently have 25 such hosted properties in our portfolio of media properties.

Recent Developments

Our estimated financial results for the three months ended December 31, 2017 and the year ended December 31, 2017 presented below are preliminary and are subject to the completion of our quarter-end and year-end closing procedures and financial review. The preliminary financial data has been prepared by and is the responsibility of our management. PricewaterhouseCoopers LLP, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the preliminary financial data. Accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this preliminary prospectus supplement relates to the Company’s historical financial information. It does not extend to the preliminary financial results and should not be read to do so. These estimates are not a comprehensive statement of our financial results for these periods and should not be viewed as a substitute for full interim or annual financial statements prepared in accordance with U.S. generally accepted accounting principles, or GAAP. In addition to the preliminary financial results presented on the basis of GAAP in this preliminary prospectus supplement, we also present Adjusted EBITDA and operating contribution (as such terms are defined below), each of which is a non-GAAP financial measure and should be viewed as a supplement to, and not as a substitute for, our results of operations presented under GAAP. Our actual results may differ from these estimates as a result of the completion of our quarter-end and year-end closing procedures, review adjustments and other developments that may arise between now and the time our financial results for these periods are finalized, and such changes could be material. There can be no assurance that these estimates will be realized, and estimates are subject to risks and uncertainties, many of which are not within our control.

Total Revenue

Management preliminarily estimates that for the three months ended December 31, 2017, our total revenue will be between $39.2 million and $40.2 million, compared to total revenue for the three months ended December 31, 2016 of $34.0 million. The increase in total revenue for the three months ended December 31, 2017 is primarily the result of increased conversion and average order value in our Marketplaces segment, the acquisition of Deny Designs in May 2017 and increased traffic on Livestrong.com. Management preliminarily estimates that for the year ended December 31, 2017 our total revenue will be between $128.5 million and $129.5 million, compared to total revenue for the year ended December 31, 2016 of $113.5 million. The increase in total revenue for the year ended December 31, 2017 is primarily the result of increased conversion and average order value in our Marketplaces segment, the acquisition of Deny Designs in May 2017 and increased traffic on Livestrong.com, partially offset by lower monetization on eHow due to our strategic shift to launch several category-specific media properties leveraging topics and content from eHow, the realignment of our content studio in 2016 and decreases in traffic from the divestitures of certain media properties, including Cracked in 2016.

Marketplaces Revenue

Management preliminarily estimates that for the three months ended December 31, 2017, our Marketplaces revenue will be between $27.7 million and $28.4 million, compared to Marketplace revenue for the three months ended December 31, 2016 of $22.6 million. The increase in Marketplaces revenue for the three months ended December 31, 2017 is primarily the result of increased conversion and average order value in our Marketplaces segment and the acquisition of Deny Designs in May 2017. Management preliminarily estimates that for the year ended December 31, 2017 our Marketplaces revenue will be between $83.8 million and $84.5 million, compared to revenue for the year ended December 31, 2016 of $66.1 million. The increase in Marketplaces revenue for the year ended December 31, 2017 is primarily the result of increased conversion and average order value in our Marketplaces segment and the acquisition of Deny Designs.

Media Revenue

Management preliminarily estimates that for the three months ended December 31, 2017, our Media revenue will be between $11.5 million and $11.8 million, compared to Media revenue for the three months ended December 31, 2016 of $11.4 million. The increase in Media revenue for the three months ended December 31, 2017 is primarily the result of increased traffic on Livestrong.com, offset by the realignment of our content studio in 2016 and lower monetization on eHow due to our strategic shift to launch several category-specific media properties leveraging topics and content from eHow. Management preliminarily estimates that for the year ended December 31, 2017 our Media revenue will be between $44.7 million and $45.0 million, compared to Media revenue for the year ended December 31, 2016 of $47.3 million. The decrease in Media revenue for the year ended December 31, 2017 is primarily the result of lower monetization on eHow due to our strategic shift to launch several category-specific media properties leveraging topics and content from eHow, decreases in traffic from the divestitures of certain media properties, including Cracked in 2016, and the realignment of our content studio in 2016, partially offset by increased traffic on Livestrong.com.

Net Loss

Management preliminarily estimates that for the three months ended December 31, 2017, our net loss will be between $(4.4) million and $(6.3) million, compared to a net loss of $(6.2) million for the three months ended December 31, 2016. The change in net loss for the three months ended December 31, 2017 is primarily the result of revenue growth on Livestrong.com, improved operating contribution in our Marketplaces segment and an overall reduction of operating expenses in our Media segment, primarily from lower personnel and related costs.

Non-GAAP Financial Measures

Adjusted EBITDA

We define Adjusted EBITDA as net income (loss) adjusted to exclude income tax benefit (expense), interest income (expense), other (expense) income, depreciation and amortization and stock-based compensation. We have provided below a reconciliation of Adjusted EBITDA, a non-GAAP financial measure, to net income (loss), the most directly comparable GAAP financial measure.

Management preliminarily estimates that for the three months ended December 31, 2017, our Adjusted EBITDA will be between $(0.7) million and $(0.2) million, compared to $(2.6) million for the three months ended December 31, 2016. The increase in Adjusted EBITDA for the three months ended December 31, 2017 is primarily the result of revenue growth on Livestrong.com, improved operating contribution in our Marketplaces segment and an overall reduction of operating expenses in our Media segment, primarily from lower personnel and related costs.

Adjusted EBITDA is one of the primary measures used by our management and board of directors to understand and evaluate our financial performance and operating trends, including period-to-period comparisons, because it excludes certain expenses and gains that management believes are not indicative of our core operating results. Management believes that the exclusion of these expenses and gains provides a useful measure for period-to-period comparisons of our underlying core revenue and operating costs that is focused more closely on the current costs necessary to operate our businesses and reflects our ongoing business in a manner that allows for meaningful analysis of trends. In addition, management believes that excluding certain non-cash charges can be useful because the amounts of such expenses is the result of long-term investment decisions made in previous periods rather than day-to-day operating decisions. Adjusted EBITDA is also one of the primary measures management uses to prepare and update our short and long term financial and operational plans and to evaluate investment decisions.

Accordingly, we believe that Adjusted EBITDA provides useful information to investors in understanding and evaluating our operating results in the same manner as our management and in comparing operating results across periods and to those of our peer companies. However, the use of Adjusted EBITDA has certain limitations because it does not reflect all items of income and expense that affect our operations. We compensate for these limitations by reconciling Adjusted EBITDA to net income (loss), the most comparable GAAP financial measure. Further, Adjusted EBITDA does not have a standardized meaning, and therefore other companies, including peer companies, may use the same or similarly named measures but exclude different items or use different computations, so comparability may be limited. Adjusted EBITDA should be considered in addition to, and not as a substitute for, measures prepared in accordance with GAAP. We encourage investors to review our financial information in its entirety and not rely on a single financial measure.

Operating Contribution

We define operating contribution as net income (loss) before corporate or unallocated expenses and also excludes income tax benefit (expense), interest income (expense), other (expense) income, depreciation and amortization and stock-based compensation. Management uses operating contribution to evaluate the profitability of our Media and Marketplaces operating segments. Operating contribution has certain limitations in that it does not take into account the impact to the statement of operations of certain expenses and is not directly comparable to similar measures used by other companies. Operating contributions should be considered in addition to, and not as a substitute for, measures prepared in accordance with GAAP. We encourage investors to review our financial information in its entirety and not rely on a single financial measure. We have provided below a reconciliation of operating contribution, a non-GAAP financial measure, to net income (loss), the most directly comparable GAAP financial measure.

Management preliminarily estimates that for the three months ended December 31, 2017, our Marketplaces operating contribution will be between $0.9 million and $1.1 million, compared to $(0.1) million for the three months ended December 31, 2016. The increase in Marketplaces operating contribution for the three months ended December 31, 2017 is primarily the result of improvements in operating results including increases in revenue as discussed above, partially offset by increased personnel and related costs.

Management preliminarily estimates that for the three months ended December 31, 2017, our Media operating contribution will be between $5.4 million and $5.5 million, compared to $3.9 million for the three months ended December 31, 2016. The increase in Media operating contribution for the three months ended December 31, 2017 is primarily the result of overall reduction of operating expenses, principally from lower personnel and related costs and lower content sales expense as a result of the realignment of our content studio in 2016, as well as an increase in revenue.

The following table presents a reconciliation of Adjusted EBITDA for each of the periods presented (in thousands):

	Three Months Ended December 31, 2016 (Unaudited)	Three Months Ended December 31, 2017 (Unaudited) (Estimated)
	Actual	Low End of Range	High End of Range
Net Loss	$(6,220)	$(6,253)	$(4,413)
Add (deduct):
Income tax benefit (expense)	(58)	(87)	(287)
Interest income (expense), net	(34)	3	(97)
Other (expense) income, net (1)	(1,041)	60	(40)
Depreciation and amortization (2)	3,055	3,288	2,688
Stock-based compensation (3)	1,661	2,289	1,989

Adjusted EBITDA	$(2,637)	$(700)	$(160)

(1)	Primarily consists of income from the disposition of certain businesses and online properties.
(2)	Represents depreciation expense of our long-lived tangible assets and amortization expense of our finite-lived intangible assets, including amortization expense related to our investment in media content assets, included in our GAAP results of operations.
(3)	Represents the expense related to stock-based awards granted to employees as included in our GAAP results of operations.

The following table presents a reconciliation of operating contribution for each of the periods presented (in thousands):

	Three Months Ended December 31, 2016 (Unaudited)	Three Months Ended December 31, 2017 (Unaudited) (Estimated)
	Actual	Low End of Range	High End of Range
Segment revenue:
Marketplaces	$22,618	$27,713	$28,419
Media	11,371	11,515	11,809

Total revenue	$33,989	$39,228	$40,228

Segment operating contribution:
Marketplaces (1)	$(104)	$903	$1,083
Media (1)	3,946	5,366	5,546
Add (deduct):
Corporate expenses (2)	(6,479)	(6,969)	(6,789)

Adjusted EBITDA	$(2,637)	$(700)	$(160)

Reconciliation to consolidated net loss:
Income tax benefit (expense)	$58	$87	$287
Interest income (expense), net	34	(3)	97
Other (expense) income, net (3)	1,041	(60)	40
Depreciation and amortization (4)	(3,055)	(3,288)	(2,688)
Stock-based compensation (5)	(1,661)	(2,289)	(1,989)

Net Loss	$(6,220)	$(6,253)	$(4,413)

(1)	Segment operating contribution reflects earnings before corporate and unallocated expenses and also excludes: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expenses); and (e) income taxes.
(2)	Corporate expenses include corporate and unallocated expenses that are not directly attributable to the operating segments, including: corporate information technology, marketing and general and administrative support functions and also excludes the following: (a) depreciation expense; (b) amortization of intangible assets; (c) share-based compensation expense; (d) interest and other income (expenses); and (e) income taxes.
(3)	Primarily consists of income from the disposition of certain businesses and non-core media properties.
(4)	Represents depreciation expense of our long-lived tangible assets and amortization expense of our finite-lived intangible assets, including amortization expense related to our investment in media content assets, included in our GAAP results of operations.
(5)	Represents the expense related to stock-based awards granted to employees as included in our GAAP results of operations.

We had approximately $31.3 million in cash and cash equivalents at December 31, 2017.

These estimated ranges and numbers are preliminary and may change. In addition, these preliminary results of operations for the three months ended December 31, 2017 and year ended December 31, 2017 are not necessarily indicative of the results to be achieved in any future period.

Corporate Information

Leaf Group is a Delaware corporation that was established in March 2006. Our headquarters are located at 1655 26th Street, Santa Monica, California 90404 and our main telephone number is (310) 656-6253 and our website is www.leafgroup.com. The information available on or accessible through our website does not constitute a part of this prospectus supplement or the accompanying prospectus and should not be relied upon. Our common stock is listed on the New York Stock Exchange under the symbol “LFGR.”

The Offering

The following summary contains general information about this offering. The summary is not intended to be complete. You should read the full text and more specific details contained elsewhere in this prospectus supplement and the accompanying prospectus.

Common stock offered by us	$22,000,000 of shares

Common stock to be outstanding immediately after this offering	23,332,278 shares (1) (or 23,709,420 shares (1) if the underwriter exercises its option to purchase additional shares in full).

Option to purchase additional shares of common stock	We have granted the underwriter an option for a period of 30 days to purchase additional shares of our common stock equal to 15% of the number of shares offered hereby on the same terms and conditions as set forth above.

Use of proceeds	We estimate that the net proceeds from this offering will be approximately $20.2 million, or approximately $23.3 million if the underwriter exercises its option to purchase additional shares of common stock in full, in each case, after deducting underwriting discounts and commissions and our estimated expenses related to the offering.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies, although we have no specific agreements, commitments or understandings to do so at this time. See “Use of Proceeds”.

Risk factors	Investing in our common stock involves a high degree of risk. See the description of risks set forth under “Risk Factors” in this prospectus supplement and otherwise incorporated by reference into this prospectus supplement and the accompanying prospectus for a description of factors to consider before deciding to purchase shares of our common stock.

New York Stock Exchange Symbol	“LFGR”

(1) The number of shares of our common stock offered by us in this offering and outstanding after this offering is based on an aggregate offering of $22,000,000 of shares at an assumed public offering price of $8.75 per share, the last reported sale price of our common stock on the New York Stock Exchange on January 31, 2018.

The number of shares of our common stock to be outstanding immediately after this offering is based on 20,817,993 shares outstanding as of September 30, 2017, and excludes as of that date:

•	1,655,186 shares of common stock held in treasury;

•	2,277,607 shares of common stock issuable upon the exercise of outstanding stock options under our Amended and Restated 2006 Equity Incentive Plan and our Amended and Restated 2010 Incentive Award Plan, or together, the Plans, with a weighted-average exercise price of $8.92 per share;

•	2,072,166 shares of common stock issuable upon the vesting of outstanding restricted stock units under our Plans;

•	38,251 shares of common stock issuable upon the vesting of outstanding restricted stock units under our Plans that were granted after September 30, 2017;

•	3,420,644 shares of common stock reserved for future issuance under our Plans as of September 30, 2017, as well as any future increases in the number of shares of our common stock reserved for issuance under our Plans pursuant to evergreen provisions; and

•	1,642,677 shares of common stock reserved for future issuance under our 2010 Employee Stock Purchase Plan, or the ESPP, as of September 30, 2017, as well as any future increases in the number of shares of our common stock reserved for issuance under the ESPP pursuant to evergreen provisions.

Except as otherwise indicated, all information in this prospectus supplement assumes no exercise of outstanding options to purchase common stock since September 30, 2017, no vesting of restricted stock units since September 30, 2017 and no exercise by the underwriter of its option to purchase additional shares.

RISK FACTORS

Investing in our common stock involves a high degree of risk. Our business, financial condition, liquidity, results of operations and prospects could be materially adversely affected by the risks identified below, as well as other risks not currently known to us or that we currently consider immaterial. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment. In assessing the risks described below, you should also refer to the information contained in our Annual Report on Form 10-K for the year ended December 31, 2016, our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017, including the sections titled “Risk Factors,” and in the other documents which are incorporated by reference in this prospectus supplement and the accompanying prospectus in their entirety.

Risks Related to this Offering

Management will have broad discretion as to the use of the net proceeds from this offering, and we may not use the proceeds effectively.

Our management will have broad discretion in the application of the net proceeds from this offering and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our common stock. Our failure to apply these funds effectively could have a material adverse effect on our business and cause the price of our common stock to decline.

If you purchase the common stock sold in this offering, you will experience immediate and substantial dilution in your investment. You will experience further dilution if we issue additional equity securities in the future.

Since the price per share of our common stock being offered is substantially higher than the net tangible book value per share of our common stock, you will suffer substantial dilution with respect to the net tangible book value of the common stock you purchase in this offering. Based on the assumed public offering price of $8.75 per share, the last reported sale price of our common stock on the New York Stock Exchange on January 31, 2018, and our net tangible book value as of September 30, 2017, if you purchase shares of common stock in this offering, you will suffer immediate and substantial dilution of $6.48 per share with respect to the net tangible book value of the common stock purchased in this offering. See “Dilution” for a more detailed discussion of the dilution you will incur if you purchase common stock in this offering.

In addition, to the extent that outstanding stock options have been or may be exercised or other shares issued, investors purchasing our common stock in this offering may experience further dilution. In addition, we may choose to raise additional capital due to market conditions or strategic considerations even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders or result in downward pressure on the price of our common stock.

Sales of a substantial number of shares of our common stock by our existing stockholders in the public market could cause our stock price to fall.

If our existing stockholders sell, or indicate an intention to sell, substantial amounts of our common stock in the public market, the trading price of our common stock could decline. In particular, certain of our existing stockholders are venture funds or investment funds and they may make distributions to their limited and general partners, who then would be free to sell shares of our common stock in the public market. These distributions and/or sales by venture funds or investment funds could cause the trading price of our common stock to decline. In addition, a number of shares of common stock are subject to outstanding options and such underlying shares are or will become eligible for sale in the public market to the extent permitted by the provisions of various vesting schedules. If these additional shares of common stock are sold, or if it is perceived that they will be sold, in the public market, the trading price of our common stock could decline.

Our executive officers, directors and certain of our stockholders have agreed that, subject to certain exceptions, during the period ending 90 days after the date of this prospectus supplement, they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any of these transactions are to be settled by delivery of our common stock or other securities, in cash or otherwise, or publicly disclose the intention to make any offer, sale, pledge or disposition, or to enter into any transaction, swap, hedge or other arrangement, without, in each case, the prior written consent of the underwriter, who may release any of the securities subject to these lock-up agreements at any time without notice.

We are not currently paying dividends and will likely not pay dividends for the foreseeable future.

We have never paid or declared any cash dividends on our common stock. We currently intend to retain all available funds and any future earnings to fund the development and expansion of our business, and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will depend on our financial condition, results of operations, capital requirements, contractual restrictions and other factors that our board of directors deems relevant.

If securities or industry analysts issue an adverse opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock is influenced by the research and reports that securities or industry analysts may publish about us, our business, our market or our competitors. If any of the analysts who may cover us adversely change their recommendation regarding our common stock, or provide more favorable relative recommendations about our competitors, the trading price of our common stock could decline. If any analyst who may cover us were to cease coverage of our company or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the trading price of our common stock or trading volume to decline.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. All statements other than statements of historical facts contained in this prospectus supplement, the accompanying prospectus, and any documents incorporated by reference herein and therein, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so identified. You should not rely upon forward-looking statements as guarantees of future performance or as predictions of future events. We have based these forward-looking statements largely on our current estimates of our financial results and our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause our actual results to differ materially from those contained in any forward-looking statements, including those described in the section entitled “Risk Factors” in this prospectus supplement, the accompanying prospectus and in our most recent Annual Report on Form 10-K and subsequent Quarterly Reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus supplement or any accompanying prospectus. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus supplement, any accompanying prospectus and in our most recent Annual Report on Form 10-K, subsequent Quarterly Reports on Form 10-Q and any other filings with the SEC that are incorporated by reference in this prospectus supplement or any accompanying prospectus may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations, except as otherwise required by law.

You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we currently expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds of approximately $20.2 million (or approximately $23.3 million if the underwriter exercises its option to purchase additional shares in full), based on an assumed public offering price of $8.75 per share, the last reported sale price of our common stock on the New York Stock Exchange on January 31, 2018, from the sale of the shares of common stock offered by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us.

We intend to use the net proceeds from this offering for working capital and general corporate purposes. We may also use a portion of the net proceeds to acquire or invest in complementary businesses, products and technologies. Although we have no specific agreements, commitments or understandings with respect to any acquisition, we regularly evaluate acquisition opportunities and engage in related discussions with other companies.

As of the date of this prospectus supplement, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

Pending use of the proceeds as described above or otherwise, we intend to invest the net proceeds in short-term interest-bearing, investment-grade securities.

PRICE RANGE OF COMMON STOCK

Our common stock is listed and traded on the New York Stock Exchange under the symbol “LFGR”. Prior to November 9, 2016, our common stock was listed and traded on the New York Stock Exchange under the symbol “DMD”. The following table sets forth the high and low intraday sale prices per share of our common stock, as reported on the New York Stock Exchange, for the periods indicated:

	High	Low
Fiscal Year ending December 31, 2018
First quarter (through January 31, 2018)	$9.88	$8.60
Fiscal Year ended December 31, 2017
Fourth quarter	$10.15	$6.82
Third quarter	$7.90	$6.35
Second quarter	$9.35	$7.00
First quarter	$8.35	$6.25
Fiscal Year ended December 31, 2016
Fourth quarter	$7.40	$5.30
Third quarter	$6.01	$5.20
Second quarter	$6.27	$4.99
First quarter	$5.88	$4.41

On January 31, 2018 the last reported sale price of our common stock as reported on the New York Stock Exchange was $8.75 per share. As of January 31, 2018, we had approximately 36 holders of record of our common stock. The actual number of stockholders is greater than this number of record holders and includes stockholders who are beneficial owners but whose shares are held in street name by brokers and other nominees. This number of holders of record also does not include stockholders whose shares may be held in trust by other entities.

The comparisons contained herein may not provide meaningful information to you in determining whether to purchase our common stock. You are urged to obtain current sale prices of our common stock and to carefully review the other information contained in this prospectus supplement, the accompany prospectus and the documents incorporated by reference herein or therein. See “Where You Can Find More Information” and “Information Incorporated by Reference” in this prospectus supplement.

DIVIDEND POLICY

We have never declared or paid any dividends on our capital or common stock. We currently intend to retain all available funds and any future earnings, if any, to fund the development and expansion of our business and we do not anticipate paying any cash dividends in the foreseeable future. Any future determination to pay dividends will be made at the discretion of our board of directors.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of September 30, 2017:

•	on an actual basis; and

•	on an as adjusted basis to give effect to our issuance and sale of 2,514,285 shares of our common stock in this offering at an assumed public offering price of $8.75 per share, the last reported sale price of our common stock on the New York Stock Exchange on January 31, 2018, after deducting underwriting discounts and commissions and estimated offering expenses payable by us.

You should read the following table together with the section titled “Use of Proceeds,” our condensed consolidated financial statements and other financial data incorporated by reference in this prospectus supplement from our Annual Report on Form 10-K for the year ended December 31, 2016 and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2017.

	As of September 30, 2017 (unaudited)
(in thousands, except share and per share data)	Actual	As Adjusted
Cash and cash equivalents	$33,039	$53,274

Capitalization:
Stockholders’ equity:
Common stock, $0.0001 par value; authorized shares—100,000,000; actual issued shares—22,473,179 and actual outstanding shares—20,817,993; and as adjusted issued shares—24,987,464 and as adjusted outstanding shares—23,332,278;	2	2
Additional paid-in capital	520,620	540,855
Treasury stock at cost, 1,655,186 shares	(35,706)	(35,706)
Accumulated other comprehensive loss	(27)	(27)
Accumulated deficit	(423,438)	(423,438)

Total stockholders’ equity	61,451	81,686

Total capitalization	$94,490	$134,960

The table above assumes no exercise of the underwriter’s option to purchase additional shares of common stock and is based on 20,817,993 shares of common stock outstanding as of September 30, 2017, and excludes:

•	1,655,186 shares of common stock held in treasury;

•	2,277,607 shares of common stock issuable upon the exercise of outstanding stock options under our Plans, with a weighted-average exercise price of $8.92 per share;

•	2,072,166 shares of common stock issuable upon the vesting of outstanding restricted stock units under our Plans;

•	38,251 shares of common stock issuable upon the vesting of outstanding restricted stock units under our Plans that were granted after September 30, 2017;

•	3,420,644 shares of common stock reserved for future issuance under our Plans as of September 30, 2017, as well as any future increases in the number of shares of our common stock reserved for issuance under our Plans pursuant to evergreen provisions; and

•	1,642,677 shares of common stock reserved for future issuance under the ESPP as of September 30, 2017, as well as any future increases in the number of shares of our common stock reserved for issuance under the ESPP pursuant to evergreen provisions.

DILUTION

If you invest in our common stock in this offering, your ownership interest will be diluted to the extent of the difference between the price per share of our common stock in this offering and the as adjusted net tangible book value per share of our common stock immediately after this offering.

As of September 30, 2017, we had net tangible book value of approximately $32.7 million, or $1.57 per share of our common stock, based upon 20,817,993 shares of our common stock outstanding as of that date. Historical net tangible book value per share is equal to our total tangible assets, less total liabilities, divided by the number of outstanding shares of our common stock. Dilution in net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of common stock in this offering and the net tangible book value per share of our common stock immediately after this offering.

After giving effect to the sale of 2,514,285 shares of common stock in this offering at an assumed public offering price of $8.75 per share, the last reported sale price of our common stock on the New York Stock Exchange on January 31, 2018, and after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of September 30, 2017 would have been approximately $53.0 million, or approximately $2.27 per share of common stock. This represents an immediate increase in as adjusted net tangible book value of $0.70 per share to our existing stockholders and an immediate dilution of $6.48 per share to new investors participating in this offering.

Dilution per share to new investors is determined by subtracting net tangible book value per share after this offering from the public offering price per share paid by new investors. The following table illustrates this per share dilution:

Assumed public offering price per share		$8.75
Historical net tangible book value per share as of September 30, 2017	$1.57
Increase in net tangible book value per share attributable to new investors in this offering	$0.70

As adjusted net tangible book value per share after giving effect to this offering		$2.27

Dilution per share to new investors participating in this offering		$6.48

If the underwriter exercises its option in full to purchase an additional 377,142 shares of common stock in this offering at the assumed public offering price of $8.75, the last reported sale price of our common stock on the New York Stock Exchange on January 31, 2018, the as adjusted net tangible book value per share after the offering would be $2.37 per share, representing an increase in net tangible book value of $0.79 per share to existing stockholders and immediate dilution of $6.38 per share to investors purchasing our common stock in this offering at the public offering price.

The foregoing table and discussion is based on 20,817,993 shares of common stock outstanding as of September 30, 2017, and excludes:

•	1,655,186 shares of common stock held in treasury;

•	2,277,607 shares of common stock issuable upon the exercise of outstanding stock options under our Plans, with a weighted-average exercise price of $8.92 per share;

•	2,072,166 shares of common stock issuable upon the vesting of outstanding restricted stock units under our Plans;

•	38,251 shares of common stock issuable upon the vesting of outstanding restricted stock units under our Plans that were granted after September 30, 2017;

•	3,420,644 shares of common stock reserved for future issuance under our Plans as of September 30, 2017, as well as any future increases in the number of shares of our common stock reserved for issuance under our Plans pursuant to evergreen provisions; and

•	1,642,677 shares of common stock reserved for future issuance under the ESPP as of September 30, 2017, as well as any future increases in the number of shares of our common stock reserved for issuance under the ESPP pursuant to evergreen provisions.

To the extent that any options are exercised, new options are issued under our Plans, or we otherwise issue additional shares of common stock in the future (including shares issued in connection with acquisitions), there will be further dilution to new investors.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. To the extent that additional capital is raised through the sale of equity or convertible debt securities, the issuance of these securities could result in further dilution to our stockholders.

MATERIAL UNITED STATES FEDERAL INCOME TAX

CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a summary of material U.S. federal income tax considerations of the ownership and disposition of our common stock by non-U.S. holders, as defined below. It is not intended to be a complete analysis of all the U.S. federal income tax considerations that may be relevant to non-U.S. holders. This summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, all as of the date hereof. These authorities may be changed, possibly with retroactive effect, which may result in U.S. federal income tax consequences different from those set forth below. We have not sought any ruling from the Internal Revenue Service, or the IRS with respect to the statements made and the conclusions reached in the following summary. There can be no assurance that the IRS will agree with such statements and conclusions or that any contrary position taken by the IRS would not be sustained by a court.

This summary also does not address the tax considerations arising under the laws of any foreign, state or local jurisdiction, or any alternative minimum or net investment tax considerations. In addition, this discussion does not address tax considerations applicable to an investor’s particular circumstances or to investors that may be subject to special tax rules, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	tax-exempt organizations;

•	an integral part or controlled entity of a foreign sovereign;

•	dealers in securities or currencies;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons that own, or are deemed to own, more than five percent of our capital stock (except to the extent specifically set forth below);

•	controlled foreign corporations, passive foreign investment companies, and corporations that accumulate earnings to avoid U.S. federal income tax;

•	certain former citizens or long-term residents of the United States;

•	persons who hold our common stock as a position in a hedging transaction, “straddle,” “conversion transaction” or other risk reduction transaction;

•	persons deemed to sell our common stock under the constructive sale provisions of the Code; or

•	persons who hold our common stock other than as a capital asset (generally, an asset held for investment purposes).

In addition, if a partnership holds our common stock, the tax treatment of a partner generally will depend on the status of the partner and upon the activities of the partnership. Accordingly, partnerships that hold our common stock, and partners in such partnerships, should consult their tax advisors.

YOU ARE URGED TO CONSULT YOUR TAX ADVISOR WITH RESPECT TO THE APPLICATION OF THE UNITED STATES FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION, AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER THE UNITED STATES FEDERAL ESTATE OR GIFT TAX RULES OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

Non-U.S. Holder Defined

For purposes of this discussion, a “non-U.S. holder” is a beneficial owner of a share of common stock received that is (i) a foreign corporation, (ii) a nonresident alien individual, or (iii) a foreign estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from a note or share of common stock.

Distributions

We have not made any distributions on our common stock and do not plan to make any distributions for the foreseeable future. However, if we do make distributions on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those distributions exceed both our current and our accumulated earnings and profits, they will constitute a return of capital and will first reduce your basis in our common stock, but not below zero, and then will be treated as gain from the sale of stock, which will be subject to tax as described in “Gain on Disposition of Common Stock”, below.

Any dividend paid to you generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable income tax treaty. In order to receive a reduced treaty rate, you must provide us with an IRS Form W-8BEN or other appropriate version of IRS Form W-8 or successor form certifying qualification for the reduced rate.

Dividends received by you that are effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, that are attributable to a permanent establishment (or, if you are an individual, a fixed base) maintained by you within the United States) are exempt from such withholding tax. In order to obtain this exemption, you must provide us with an IRS Form W-8ECI or successor form properly certifying such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits. In addition, if you are a corporate non-U.S. holder, dividends you receive that are effectively connected with your conduct of a U.S. trade or business may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable income tax treaty.

If you are eligible for a reduced rate of withholding tax pursuant to a tax treaty, you may obtain a refund of any excess amounts withheld if you file an appropriate claim for refund with the IRS.

Gain on Disposition of Common Stock

You generally will not be required to pay U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

•	the gain is effectively connected with your conduct of a U.S. trade or business (and, if an applicable income tax treaty so provides, the gain is attributable to a permanent establishment (or, if you are an individual, a fixed base) maintained by you within the United States);

•	you are an individual non-U.S. holder who holds our common stock as a capital asset, who is present in the United States for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

•	our common stock constitutes a U.S. real property interest by reason of our status as a “United States real property holding corporation” for U.S. federal income tax purposes, or USRPHC, at any time within the shorter of the five-year period preceding the disposition or your holding period for our common stock.

If you are a non-U.S. holder described in the first bullet above, you will be required to pay tax on the net gain derived from the sale under regular graduated U.S. federal income tax rates. Corporate non-U.S. holders described in the first bullet above may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. If you are an individual non-U.S. holder described in the second bullet above, you will be required to pay a flat 30% tax on the gain derived from the sale, which may be offset by U.S.-source capital losses (even though you are not considered a resident of the United States). You should consult any applicable income tax or other treaties, which may provide different rules.

We believe that we are not currently and will not become a USRPHC. However, because the determination of whether we are a USRPHC depends on the fair market value of our U.S. real property relative to the fair market value of our other business assets, there can be no assurance that we will not become a USRPHC in the future. Even if we become a USRPHC, however, as long as our common stock is regularly traded on an established securities market, such common stock will be treated as U.S. real property interests only if you actually or constructively hold more than five percent of such regularly traded common stock at any time during the shorter of the five-year period preceding the disposition or your holding period for our common stock. If gain on the sale or other taxable disposition of our stock is ever subject to tax because we are a USRPHC, you would be subject to regular U.S. federal income tax with respect to such gain, generally in the same manner as a U.S. person.

Backup Withholding and Information Reporting

Generally, we must report annually to the IRS the amount of dividends paid to you, your name and address, and the amount of tax withheld, if any. A similar report will be sent to you. Pursuant to applicable income tax treaties or other agreements, the IRS may make these reports available to tax authorities in your country of residence.

Payments of dividends or of proceeds on the disposition of stock made to you may be subject to information reporting and backup withholding (currently at a rate of 28%) unless you establish an exemption, for example by properly certifying your non-U.S. status on a Form W-8BEN or another appropriate version of IRS Form W-8 or successor form. Notwithstanding the foregoing, backup withholding and information reporting may apply if either we or our paying agent has actual knowledge, or reason to know, that you are a U.S. person.

Backup withholding is not an additional tax; rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund or credit may be obtained, provided that the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the application of the information reporting and backup withholding rules to them.

Withholding and Information Reporting Requirements—FATCA

The Foreign Account Tax Compliance Act, or FATCA, generally imposes a U.S. federal withholding tax at a rate of 30% on payments of dividends on, or gross proceeds from the sale or other disposition of, our common stock paid to a foreign entity unless (i) if the foreign entity is a “foreign financial institution,” such foreign entity undertakes certain due diligence, reporting, withholding, and certification obligations, (ii) if the foreign entity is not a “foreign financial institution,” such foreign entity identifies certain of its U.S. investors, if any, or (iii) the foreign entity is otherwise exempt under FATCA. Under applicable U.S. Treasury regulations, withholding under FATCA currently applies to payments of dividends on our common stock, but will only apply to payments of gross proceeds from a sale or other disposition of our common stock made after December 31, 2018. Under certain circumstances, a non-U.S. holder may be eligible for refunds or credits of the tax. An intergovernmental agreement between the United States and an applicable foreign country may modify the requirements described in this paragraph. Non-U.S. holders should consult their own tax advisors regarding the possible implications of this legislation on their investment in our common stock and the entities through which they hold our common stock, including, without limitation, the process and deadlines for meeting the applicable requirements to prevent the imposition of the 30% withholding tax under FATCA.

UNDERWRITING

We are offering the shares of common stock described in this preliminary prospectus supplement and the accompanying prospectus through the underwriter listed below. Craig-Hallum Capital Group LLC is acting as the sole book-running manager of this offering. The underwriter named below has agreed to buy, subject to the terms of the underwriting agreement, the number of shares of common stock listed opposite its name below. The underwriter is committed to purchase and pay for all of the shares if any are purchased, other than those shares covered by the over-allotment option described below.

Underwriter	Number of Shares
Craig-Hallum Capital Group LLC

Total

The underwriter has advised us that it proposes to offer the shares of common stock to the public at a price of $        per share. The underwriter proposes to offer the shares of common stock to certain dealers at the same price less a concession of not more than $        per share. After the offering, these figures may be changed by the underwriter.

The shares sold in this offering are expected to be ready for delivery on or about February     , 2018, against payment in immediately available funds. The underwriter may reject all or part of any order.

We have granted to the underwriter an option to purchase up to an additional              shares of common stock from us at the same price to the public, and with the same underwriting discount, as set forth in the table below. The underwriter may exercise this option any time during the 30-day period after the date of this prospectus supplement, but only to cover over-allotments, if any. To the extent the underwriter exercises the option, the underwriter will become obligated, subject to certain conditions, to purchase the shares for which it exercises the option.

The table below summarizes the underwriting discounts that we will pay to the underwriter. These amounts are shown assuming both no exercise and full exercise of the over-allotment option. The underwriting discount and reimbursable expenses the underwriter will receive were determined through arms’ length negotiations between us and the underwriter.

	Per Share	Total with no Over-Allotment	Total with Over-Allotment
Underwriting discount to be paid by us	$	$	$

We estimate that the total expenses of this offering, excluding underwriting discounts, will be $0.5 million. This includes $120,000 of fees and expenses of the underwriter. In accordance with FINRA Rule 5110, this reimbursement fee described in the preceding sentence is deemed underwriting compensation for this offering.

We also have agreed to indemnify the underwriter against certain liabilities, including civil liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

No Sales of Similar Securities

We, each of our directors and officers and certain of our stockholders have agreed not to offer, sell, agree to sell, directly or indirectly, or otherwise dispose of any shares of common stock or any securities convertible into or exchangeable for shares of common stock without the prior written consent of the underwriter for a period of 90 days after the date of the final prospectus supplement. These lock-up agreements provide limited exceptions and their restrictions may be waived at any time by the underwriter. Any shares of common stock deemed to be beneficially owned by John Hawkins, a current director, through his affiliated entities, Generation Capital Partners II LP and Generation Members’ Fund II LP, will not be subject to such lock-up restrictions.

Price Stabilization, Short Positions and Penalty Bids

To facilitate this offering, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering. Specifically, the underwriter may over-allot or otherwise create a short position in our common stock for its own account by selling more shares of common stock than we have sold to the underwriter. The underwriter may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriter may stabilize or maintain the price of our common stock by bidding for or purchasing shares in the open market and may impose penalty bids. If penalty bids are imposed, selling concessions allowed to broker-dealers participating in this offering are reclaimed if shares previously distributed in this offering are repurchased, whether in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of our common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of our common stock to the extent that it discourages resales of our common stock. The magnitude or effect of any stabilization or other transactions is uncertain. These transactions may be effected on the New York Stock Exchange or otherwise and, if commenced, may be discontinued at any time.

In connection with this offering, the underwriter and selling group members may also engage in passive market making transactions in our common stock on the New York Stock Exchange. Passive market making consists of displaying bids on the New York Stock Exchange limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow. Rule 103 of Regulation M promulgated by the Securities and Exchange Commission limits the amount of net purchases that each passive market maker may make and the displayed size of each bid. Passive market making may stabilize the market price of our common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that any transaction, if commenced, will not be discontinued without notice.

Affiliations

The underwriter and its affiliates is a full service financial institution engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriter may in the future engage in investment banking and other commercial dealings in the ordinary course of business with us or our affiliates. The underwriter may in the future receive customary fees and commissions for these transactions.

In the ordinary course of its various business activities, the underwriter and its affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for its own account and for the accounts of its customers, and such investment and securities activities may involve securities and/or instruments of the issuer. The underwriter and its affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Electronic Offer, Sale and Distribution

In connection with this offering, the underwriter or certain of the securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus is available on the Internet websites maintained by any such underwriter. Other than the prospectus in electronic format, the information on the websites of the underwriter is not part of this prospectus supplement or the accompanying prospectus.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “LFGR”.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company LLC. The transfer agent’s telephone number is (800) 937-5449.

Selling Restrictions

Canada. The securities may be sold in Canada only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45 106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31 103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33 105 Underwriting Conflicts (NI 33 105), the underwriter is not required to comply with the disclosure requirements of NI 33 105 regarding underwriter conflicts of interest in connection with this offering.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares of our common stock may not be made in that Relevant Member State, except that an offer to the public in that Relevant Member State of any shares of our common stock may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

•	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

•	to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the representatives for any such offer; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of shares of our common stock shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer to the public” in relation to any shares of our common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares of our common stock to be offered so as to enable an investor to decide to purchase any shares of our common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in the Relevant Member State, and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

United Kingdom. The underwriter has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the shares of our common stock in circumstances in which Section 21(1) of the FSMA does not apply to us; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the shares of our common stock in, from or otherwise involving the United Kingdom.

Switzerland. The shares may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange (the “SIX”) or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering or marketing material relating to the shares or the offering may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering or marketing material relating to the offering, or the shares have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of shares will not be supervised by, the Swiss Financial Market Supervisory Authority FINMA, and the offer of shares has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (“CISA”). Accordingly, no public distribution, offering or advertising, as defined in CISA, its implementing ordinances and notices, and no distribution to any non-qualified investor, as defined in CISA, its implementing ordinances and notices, shall be undertaken in or from Switzerland, and the investor protection afforded to acquirers of interests in collective investment schemes under CISA does not extend to acquirers of shares.

Australia. No placement document, prospectus, product disclosure statement or other disclosure document has been lodged with the Australian Securities and Investments Commission (“ASIC”), in relation to the offering.

This prospectus does not constitute a prospectus, product disclosure statement or other disclosure document under the Corporations Act 2001 (the “Corporations Act”), and does not purport to include the information required for a prospectus, product disclosure statement or other disclosure document under the Corporations Act.

Any offer in Australia of the shares may only be made to persons (the “Exempt Investors”) who are “sophisticated investors” (within the meaning of section 708(8) of the Corporations Act), “professional investors” (within the meaning of section 708(11) of the Corporations Act) or otherwise pursuant to one or more exemptions contained in section 708 of the Corporations Act so that it is lawful to offer the shares without disclosure to investors under Chapter 6D of the Corporations Act.

The shares applied for by Exempt Investors in Australia must not be offered for sale in Australia in the period of 12 months after the date of allotment under the offering, except in circumstances where disclosure to investors under Chapter 6D of the Corporations Act would not be required pursuant to an exemption under section 708 of the Corporations Act or otherwise or where the offer is pursuant to a disclosure document which complies with Chapter 6D of the Corporations Act. Any person acquiring shares must observe such Australian on-sale restrictions.

This prospectus contains general information only and does not take account of the investment objectives, financial situation or particular needs of any particular person. It does not contain any securities recommendations or financial product advice. Before making an investment decision, investors need to consider whether the information in this prospectus is appropriate to their needs, objectives and circumstances, and, if necessary, seek expert advice on those matters.

LEGAL MATTERS

The validity of the shares of common stock being offered by this prospectus supplement will be passed upon for us by Goodwin Procter LLP, Menlo Park, California. The underwriter is being represented by Faegre Baker Daniels LLP, Minneapolis, Minnesota.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus supplement by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus supplement and the accompanying prospectus are part of the registration statement on Form S-3 we filed with the SEC under the Securities Act and do not contain all the information set forth in the registration statement. Whenever a reference is made in this prospectus supplement or the accompanying prospectus to any of our contracts or other documents, the reference may not be complete and you should refer to the exhibits that are a part of the registration statement or the exhibits to the reports or other documents incorporated by reference in this prospectus supplement and the accompanying prospectus for a copy of such contract, agreement or other document.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act, can also be accessed free of charge in the Investor Relations section of our website, which is located at ir.leafgroup.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus supplement and you should not consider information contained on our website to be part of this prospectus supplement.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus supplement the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus supplement. Information incorporated by reference is part of this prospectus supplement and the accompanying prospectus.

We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus supplement until the termination of the offering of the shares covered by this prospectus supplement (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2016, filed with the SEC on February 23, 2017;

•	our Definitive Proxy Statement on Schedule 14A for our 2017 Annual Meeting of Stockholders, filed with the SEC on March 24, 2017 (with respect to those portions specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2016);

•	our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2017, filed with the SEC on May 4, 2017, the quarter ended June 30, 2017, filed with the SEC on August 3, 2017, and the quarter ended September 30, 2017, filed with the SEC on November 7, 2017;

•	our Current Reports on Form 8-K (other than information furnished rather than filed in such Current Reports), filed with the SEC on April 3, 2017, May 4, 2017, May 19, 2017, November 30, 2017 and January 12, 2018;

•	our Current Report on Form 8-K/A, filed with the SEC on January 9, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-35048), filed with the SEC on January 21, 2011, and any amendment or report updating that description.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus supplement is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus supplement, but not delivered with the prospectus supplement, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus supplement incorporates. Any such request may be made by writing or telephoning us at the following address or phone number:

Leaf Group Ltd.

Attn: Secretary

1655 26th Street

Santa Monica, California 90404

Telephone: (310) 656-6253

These documents are also available in the Investor Relations section of our website, which is located at ir.leafgroup.com, and as described under “Where You Can Find More Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

In accordance with Rule 412 of the Securities Act, any statement contained in a document incorporated by reference herein shall be deemed modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement.

PROSPECTUS

$100,000,000

Common Stock

Preferred Stock

Warrants

Units

8,000,000 Shares

of

Common Stock

Offered by the Selling Stockholders

We may, from time to time in one or more offerings, offer and sell common stock, preferred stock, warrants to purchase common stock or preferred stock, or any combination of the foregoing, either individually or as units comprised of two or more other securities. The aggregate offering price of all securities sold by us under this prospectus will not exceed $100,000,000.

In addition, selling stockholders to be named in a prospectus supplement may, from time to time in one or more offerings, offer and sell up to 8,000,000 shares of our common stock. In the prospectus supplement relating to any sales by the selling stockholders, we will, among other things, identify the number of shares of our common stock that each of the selling stockholders will be selling. We will not receive any proceeds from the sale of our common stock by selling stockholders, but we may pay certain registration and offering fees and expenses associated with the registration and sale of those securities.

The prospectus provides a general description of the securities we or the selling stockholders may offer. We will provide the specific terms of the securities offered in one or more supplements to this prospectus. We may also authorize one or more free writing prospectuses to be provided to you in connection with these offerings. The prospectus supplement and any related free writing prospectus may add, update or change information contained in this prospectus. You should carefully read this prospectus, the applicable prospectus supplement and any related free writing prospectus, as well as the documents incorporated by reference herein or therein, before you invest in any of our securities. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. In addition, certain selling stockholders may offer and sell our securities from time to time, together or separately. If we or the selling stockholders use underwriters, dealers or agents to sell the securities, we will name them and describe their compensation in a prospectus supplement. The price to the public of those securities and the net proceeds we or any selling stockholders expect to receive from that sale will also be set forth in a prospectus supplement.

Investing in our securities involves risks. See the section entitled “Risk Factors” beginning on page 6 of this prospectus and any similar section contained in the applicable prospectus supplement and the documents incorporated by reference into this prospectus to read about factors you should consider before buying our securities.

Our common stock is listed on the New York Stock Exchange under the symbol “LFGR.” On February 21, 2017, the last reported sale price of our common stock on the New York Stock Exchange was $8.10 per share. There is currently no market for the other securities we may offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Prospectus dated March 29, 2017.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, using a “shelf” registration process. Under this shelf registration process, we may, at any time and from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total aggregate offering price of $100,000,000, and the selling stockholders to be named in a prospectus supplement to this prospectus may sell up to an aggregate amount of 8,000,000 shares of our common stock in one or more offerings.

This prospectus provides you with a general description of the securities we or the selling stockholders may offer. Each time we or the selling stockholders sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information about the terms of that offering. The prospectus supplement and any related free writing prospectus that we may authorize to be provided to you may also add to, update or change information contained in this prospectus or in any documents that we have incorporated by reference into this prospectus. If the information varies between this prospectus and the accompanying prospectus supplement or a free writing prospectus, you should rely on the information in the accompanying prospectus supplement or the related free writing prospectus.

You should only rely on the information contained or incorporated by reference in this prospectus and any prospectus supplement or any related free writing prospectus. We have not authorized any other person to provide you with different information. You should carefully read the entire prospectus and any related prospectus supplement or issuer free writing prospectus, as well as the documents incorporated by reference into this prospectus or any prospectus supplement, before making an investment decision. You should assume that the information in this prospectus, any prospectus supplement or free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus or any sale of a security. We do not imply or represent by delivering this prospectus that Leaf Group Ltd., or its business, financial condition or results of operations, are unchanged after the date on the front of this prospectus or that the information in this prospectus is correct as any time after such date.

This prospectus and any applicable prospectus supplement do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Neither we nor any selling stockholder are making offers to sell any of the securities described in this prospectus in any jurisdiction in which an offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make an offer or solicitation.

In this prospectus, unless the context requires otherwise, the words “Leaf Group,” “we,” “company,” “us” and “our” refer to Leaf Group Ltd. and our wholly owned subsidiaries.

The Leaf Group logo and other trademarks or service marks of Leaf Group appearing in this prospectus are the property of Leaf Group. Trade names, trademarks and service marks of other companies appearing in this prospectus and the documents incorporated by reference are the property of the respective holders.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at www.sec.gov. You may also read and copy any document we file at the SEC’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K, including any amendments to those reports, and other information that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, or the Exchange Act, can also be accessed free of charge in the Investor Relations section of our website, which is located at ir.leafgroup.com. These filings will be available as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. Information contained on our website is not incorporated by reference into this prospectus and you should not consider information contained on our website to be part of this prospectus.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document of ours that is an exhibit to the registration statement, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement and the documents incorporated by reference herein at the SEC’s Public Reference Room in Washington, D.C., as well as through the SEC’s Internet website listed above.

INFORMATION INCORPORATED BY REFERENCE

The SEC allows us to incorporate by reference into this prospectus the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. We incorporate by reference the following information or documents that we have filed with the SEC (excluding those portions of any Form 8-K that are not deemed “filed” pursuant to the General Instructions of Form 8-K):

•	our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 23, 2017 (including information specifically incorporated by reference into our Form 10-K from our Proxy Statement for our 2017 Annual Meeting of Stockholders to be filed with the SEC);

•	our Current Report on Form 8-K filed with the SEC on February 23, 2017 and our Current Report on Form 8-K/A filed with the SEC on January 9, 2017; and

•	the description of our common stock contained in our Registration Statement on Form 8-A (Registration No. 001-35048) filed with the SEC on January 21, 2011.

All reports and other documents we subsequently file with the SEC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement (including, without limitation, our Proxy Statement for our 2017 Annual Meeting of Stockholders), but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. In case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference in this prospectus, you should rely on the information contained in the document that was later filed. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus or the date of the documents incorporated by reference in this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request, a copy of any or all documents that are incorporated by reference into this prospectus, but not delivered with the prospectus, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates. Any such request may be made by writing or telephoning us at the following address or phone number:

Leaf Group Ltd.

Attn: Secretary

1655 26th Street

Santa Monica, California 90404

Telephone: (310) 656-6253

These documents are also available in the Investor Relations section of our website, which is located at ir.leafgroup.com, and as described under “Where You Can Find More Information” above. The reference to our website address does not constitute incorporation by reference of the information contained on our website.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any related prospectus supplement or free writing prospectus, and the documents incorporated by reference into this prospectus include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Exchange Act. All statements other than statements of historical facts contained in this prospectus, any prospectus supplement or free writing prospectus, and any documents incorporated by reference into this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and our objectives for future operations, are forward-looking statements. The words “believe,” “may,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “expect” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements are so identified. You should not rely upon forward-looking statements as guarantees of future performance or as predictions of future events. We have based these forward-looking statements largely on our current estimates of our financial results and our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy, short-term and long-term business operations and objectives, and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions that may cause our actual results to differ materially from those contained in any forward-looking statements, including those described in the section entitled “Risk Factors” in this prospectus and any accompanying prospectus supplement or free writing prospectus, and in our most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q and in our other filings with the SEC that are incorporated by reference in this prospectus or any accompanying prospectus supplement. Moreover, we operate in a very competitive and rapidly changing environment and new risks emerge from time to time. In light of these risks, uncertainties and assumptions, the forward-looking statements discussed in this prospectus, any accompanying prospectus supplement or free writing prospectus, and in our most recent annual report on Form 10-K, subsequent quarterly reports on Form 10-Q and any other filings with the SEC that are incorporated by reference in this prospectus or any accompanying prospectus supplement may not occur and actual results could differ materially and adversely from those anticipated or implied in the forward-looking statements. We undertake no obligation to revise or update any forward-looking statements for any reason to conform these statements to actual results or to changes in our expectations, except as otherwise required by law.

You should read this prospectus, any related prospectus supplement or free writing prospectus, and the documents incorporated by reference into this prospectus with the understanding that our actual future results, levels of activity, performance and events and circumstances may be materially different from what we currently expect.

LEAF GROUP LTD.

Leaf Group is a diversified Internet company that builds platforms across our marketplace and media properties to enable communities of creators to reach passionate audiences in large and growing lifestyle categories. In addition, our diverse advertising offerings help brands and publishers find innovative ways to engage with their customers.

Our business is comprised of two service offerings: Marketplaces and Media.

•	Marketplaces : Through our Marketplaces service offering, we operate leading art and design marketplaces where large communities of artists can market and sell their original artwork or their original designs printed on a wide variety of products. Society 6 provides artists with an online commerce platform to feature and sell their original designs on an array of consumer products in the home décor, accessories and apparel categories. Saatchi Art is an online art gallery featuring a wide selection of original paintings, drawings, sculptures and photography that provides a global community of artists with a curated environment in which to exhibit and sell their work directly to consumers around the world. Our Marketplaces service offering also includes The Other Art Fair, a leading London-based art fair for discovering emerging artists that complements our Saatchi Art online marketplace.

•	Media : Our Media service offering includes our leading owned and operated media properties that publish content, including videos, articles and designed visual formats, on various category-specific properties with distinct editorial voices. Our media properties include Livestrong.com, a health and healthy living destination; eHow, a do-it-yourself reference destination; and over 40 other media properties focused on specific categories or interests that we either own and operate or host and operate for our partners.

Leaf Group is a Delaware corporation that was established in March 2006. Our headquarters are located at 1655 26th Street, Santa Monica, California 90404 and our main telephone number is (310) 394-6400. Our common stock is listed on the New York Stock Exchange (“NYSE”) under the symbol “LFGR.”

RISK FACTORS

Investing in our securities involves risks. Before you make a decision to buy our securities, you should carefully consider any risks described under the caption “Risk Factors” in the applicable prospectus supplement and the documents incorporated by reference in this prospectus, including the factors discussed under the heading “Risk Factors” in our most recent Annual Report on Form 10-K and each subsequently filed Quarterly Report on Form 10-Q and any risk factors set forth in our other filings with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act. See “Where You Can Find More Information” and “Information Incorporated By Reference.” Each of the risks described in these documents could materially and adversely affect our business, financial condition, liquidity, results of operations and prospects, and could result in a partial or complete loss of your investment. The risks and uncertainties described in this prospectus, any prospectus supplement, or in any document incorporated by reference herein are not the only risks and uncertainties that we face. Additional risks and uncertainties not presently known to us or that we currently believe to be immaterial may also adversely affect our business.

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of the securities offered hereby. Unless otherwise specified in any prospectus supplement, we currently intend to use the net proceeds from the sale of our securities offered under this prospectus for general corporate purposes including capital expenditures, working capital, acquisitions and other business opportunities.

We will not receive any of the proceeds from sales of securities by selling stockholders, if any, pursuant to this prospectus, although we may pay the expenses, other than any underwriting discounts and commissions, associated with the registration and sale of those securities.

RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

If we offer preference equity securities under this prospectus in the future, if required at that time, we will include a ratio of earnings to combined fixed charges and preferred stock dividends for the required fiscal years and interim periods in the prospectus supplement applicable to such offering.

SELLING STOCKHOLDERS

This prospectus also relates to the possible resale by certain of our stockholders, who we refer to in this prospectus as the “selling stockholders,” of up to 8,000,000 shares of our common stock that were issued and outstanding prior to the original date of filing of the registration statement of which this prospectus forms a part. The selling stockholder shares included in this prospectus were originally acquired through (i) private placements of our convertible preferred stock between 2006 and 2008, all shares of which were converted into shares of our common stock in connection with our initial public offering in January 2011, and (ii) the exercise of a warrant issued in 2010.

Information about the selling stockholders, where applicable, including their identities, the amount of shares of common stock owned by each selling stockholder prior to the offering, the number of shares of our common stock to be offered by each selling stockholder and the amount of common stock to be owned by each selling stockholder after completion of the offering, will be set forth in an applicable prospectus supplement, documents incorporated by reference or in a free writing prospectus we file with the SEC. The applicable prospectus supplement will also disclose whether any of the selling stockholders has held any position or office with, has been employed by or otherwise has had a material relationship with us during the three years prior to the date of the prospectus supplement.

The selling stockholders shall not sell any shares of our common stock pursuant to this prospectus until we have identified such selling stockholders and the shares being offered for resale by such selling stockholders in a subsequent prospectus supplement. However, the selling stockholders may sell or transfer all or a portion of their shares of our common stock pursuant to any available exemption from the registration requirements of the Securities Act.

DESCRIPTION OF OUR CAPITAL STOCK

General

The following description of our common stock and preferred stock, together with any additional information we include in any applicable prospectus supplement or any related free writing prospectus, summarizes the material terms and provisions of our common stock and preferred stock that we or the selling stockholders may offer under this prospectus. While the terms we have summarized below will apply generally to any future common stock or preferred stock that we or the selling stockholders may offer, we will describe the particular terms of any class or series of these securities in more detail in the applicable prospectus supplement. For the complete terms of our common stock and preferred stock, please refer to our amended and restated certificate of incorporation, as amended, and our amended and restated bylaws that are incorporated by reference into the registration statement of which this prospectus is a part or may be incorporated by reference in this prospectus or any applicable prospectus supplement. The summary below and that contained in any applicable prospectus supplement or any related free writing prospectus are qualified in their entirety by reference to our amended and restated certificate of incorporation and amended and restated bylaws, as in effect at the time of any offering of securities under this prospectus.

Common Stock

Our amended and restated certificate of incorporation authorizes us to issue up to 100,000,000 shares of common stock, $0.0001 par value per share. As of February 21, 2017, there were outstanding:

•	19,886,248 shares of common stock (exclusive of 1,655,186 shares held in treasury);

•	2,835,882 shares of common stock issuable upon exercise of outstanding stock options; and

•	1,732,451 restricted stock units.

All of our issued and outstanding shares of common stock are duly authorized, validly issued, fully paid and non-assessable. Our shares of common stock are not redeemable and do not have preemptive rights.

Dividend Rights

Subject to preferences that may be applicable to any then outstanding preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds. We have never declared or paid dividends on any of our common stock and currently do not anticipate paying any cash dividends after the offering or in the foreseeable future.

Voting Rights

Each holder of our common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our stockholders do not have cumulative voting rights in the election of directors. Accordingly, holders of a majority of the voting shares are able to elect all of the directors.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then outstanding shares of preferred stock.

Rights and Preferences

Holders of our common stock have no preemptive, conversion, subscription or other rights, and there are no redemption or sinking fund provisions applicable to our common stock. The rights, preferences and privileges of the holders of our common stock are subject to and may be adversely affected by, the rights of the holders of shares of any series of our preferred stock that we may designate in the future.

Preferred Stock

Our board of directors has the authority, without further action by our stockholders, to issue up to 25,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. No shares of preferred stock were issued and outstanding as of February 21, 2017. The rights, preferences and privileges of our preferred stock could include dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of our preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control of our company or other corporate action.

Prior to the issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law, or the DGCL, and our certificate of incorporation to adopt resolutions and file a certificate of designation with the Secretary of State of the State of Delaware. The certificate of designation fixes for each class or series the designations, powers, preferences, rights, qualifications, limitations and restrictions of each such class or series, including, but not limited to, the following:

•	the number of shares constituting each class or series;

•	dividend rights and rates;

•	voting rights;

•	conversion terms;

•	rights and terms of redemption (including sinking fund provisions);

•	rights upon dissolution of the company or a distribution of assets; and

•	liquidation preferences.

All shares of preferred stock offered hereby will, when issued, be fully paid and nonassessable and will not have any preemptive or similar rights.

If we elect to issue preferred stock, we will describe the specific terms of a particular series of preferred stock in the prospectus supplement relating to that series. We will file as an exhibit to the registration statement of which this prospectus is a part, or will incorporate by reference from another report that we file with the SEC, the certificate of designation that describes the terms of any series of preferred stock we offer under this prospectus before the issuance of shares of that series of preferred stock. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of preferred stock being offered, as well as the certificate of designation that contains the terms of the applicable series of preferred stock.

Anti-Takeover Provisions

Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides for our board of directors to be divided into three classes with staggered three-year terms. Only one class of directors will be elected at each annual meeting of our stockholders, with the other classes continuing for the remainder of their respective three-year terms. Because our stockholders do not have cumulative voting rights, our stockholders holding a majority of the shares of common stock outstanding will be able to elect all of our directors. In addition, our certificate of incorporation and bylaws provides that only our board of directors may fill vacancies created by expansion of our board of directors or the resignation, death or removal of a director. Subject to the rights of holders of any series of preferred stock then outstanding, our amended and restated certificate of incorporation and amended and restated bylaws provide that all stockholder actions must be effected at a duly called meeting of stockholders and not by a consent in writing, and that only our board of directors, Chairman of our board of directors, Chief Executive Officer or President (in the absence of a Chief Executive Officer) may call a special meeting of stockholders. In addition, our amended and restated bylaws provide that stockholders must comply with advance notice provisions to bring business before or nominate directors for election at a stockholder meeting.

Subject to the rights of holders of any series of preferred stock then outstanding, our amended and restated certificate of incorporation and amended and restated bylaws require a 66-2/3% stockholder vote for the rescission, alteration, amendment or repeal of the bylaws by stockholders. The combination of the classification of our board of directors, the lack of cumulative voting and the inability of our stockholders to remove a director without cause will make it more difficult for our existing stockholders to replace our board of directors as well as for another party to obtain control of us by replacing our board of directors. Since our board of directors has the power to retain and discharge our officers, these provisions could also make it more difficult for existing stockholders or another party to effect a change in management. In addition, the authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change our control.

These provisions may have the effect of deterring hostile takeovers or delaying changes in our control or management. They are intended to enhance the likelihood of continued stability in the composition of our board of directors and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of us. These provisions are also designed to reduce our vulnerability to an unsolicited acquisition proposal and to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our stock that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in our management.

Section 203 of the General Corporation Law of the State of Delaware

We are subject to Section 203 of the General Corporation Law of the State of Delaware, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years after the date that such stockholder became an interested stockholder, with the following exceptions:

•	before such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;

•	upon completion of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

•	on or after such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least 66-2/3% of the outstanding voting stock that is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include the following:

•	any merger or consolidation involving the corporation and the interested stockholder;

•	any sale, transfer, pledge or other disposition of assets of the corporation with an aggregate market value of 10% or more of either the aggregate market value of all assets of the corporation on a consolidated basis or the aggregate market value of all the outstanding stock of the corporation involving the interested stockholder;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder;

•	any transaction involving the corporation that has the effect of increasing the proportionate share of the stock or any class or series of the corporation beneficially owned by the interested stockholder; or

•	the receipt by the interested stockholder of the benefit of any loss, advances, guarantees, pledges or other financial benefits by or through the corporation.

In general, Section 203 defines an “interested stockholder” as an entity or person who, together with the stockholder’s affiliates and associates (as defined in Section 203), beneficially owns, or within three years prior to the time of determination of interested stockholder status did own, 15% or more of the outstanding voting stock of the corporation.

Acceleration of Equity Awards Upon Change of Control

Generally, under our Amended and Restated 2006 Equity Incentive Plan and our Amended and Restated 2010 Incentive Award Plan, in the event of certain mergers, a reorganization or consolidation of our company with or into another corporation or the sale of all or substantially all of our assets or all of our capital stock wherein the successor corporation does not assume outstanding equity awards, including stock options and restricted stock units, or issue equivalent equity awards, our board of directors is required to accelerate the vesting of any such equity awards outstanding under such plans.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “LFGR.”

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is the American Stock Transfer & Trust Company LLC. The transfer agent’s telephone number is (800) 937-5449.

DESCRIPTION OF THE WARRANTS

We may issue warrants for the purchase of shares of our common stock or preferred stock. We may issue warrants independently or together with other securities, and the warrants may be attached to or separate from any offered securities. Each series of warrants will be issued under a separate warrant agreement to be entered into between us and the investors or a warrant agent. The following summary of material provisions of the warrants and warrant agreements are subject to, and qualified in their entirety by reference to, all the provisions of the warrant agreement and warrant certificate applicable to a particular series of warrants. The terms of any warrants offered under a prospectus supplement may differ from the terms described below. We urge you to read the applicable prospectus supplement and any related free writing prospectus, as well as the complete warrant agreements and warrant certificates that contain the terms of the warrants.

The particular terms of any issue of warrants will be described in the prospectus supplement relating to the issue. Those terms may include:

•	the offering price and the aggregate number of warrants offered;

•	the number of shares of common stock or preferred stock purchasable upon the exercise of warrants to purchase such shares and the price at which such number of shares may be purchased upon such exercise;

•	the designation, stated value and terms (including, without limitation, liquidation, dividend, conversion and voting rights) of the series of preferred stock purchasable upon exercise of warrants to purchase preferred stock;

•	the date, if any, on and after which the warrants and the related preferred stock or common stock will be separately transferable;

•	the terms of any rights to redeem or call the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	United States Federal income tax consequences applicable to the warrants; and

•	any additional terms of the warrants, including terms, procedures, and limitations relating to the exchange, exercise and settlement of the warrants and terms relating to warrant adjustments.

Until any warrants to purchase shares of common stock or preferred stock are exercised, holders of the warrants will not have any rights of holders of the underlying shares of common stock or preferred stock, including any rights to vote, consent, receive dividends, or receive notice as stockholders with respect to any meeting of stockholders for the election of our directors or any other matter.

Each warrant will entitle its holder to purchase the number of shares of preferred stock or common stock at the exercise price set forth in, or calculable as set forth in, the applicable prospectus supplement. Unless we otherwise specify in the applicable prospectus supplement, holders of the warrants may exercise the warrants at any time up to the specified time on the expiration date that we set forth in the applicable prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.

A holder of warrant certificates may exchange them for new warrant certificates of different denominations, present them for registration of transfer and exercise them at the corporate trust office of the warrant agent or any other office indicated in the applicable prospectus supplement. Until any warrants to purchase common stock or preferred stock are exercised, the holders of the warrants will not have any rights of holders of the underlying common stock or preferred stock, including any rights to receive dividends or payments upon any liquidation, dissolution or winding up on the common stock or preferred stock, if any.

DESCRIPTION OF THE UNITS

We may issue units consisting of our common stock or preferred stock and/or warrants to purchase common stock or preferred stock in one or more series. We may evidence each series of units by unit certificates that we will issue under a separate agreement. We may enter into unit agreements with a unit agent. Each unit agent will be a bank or trust company that we select. We will indicate the name and address of the unit agent in the applicable prospectus supplement relating to a particular series of units.

The following description sets forth certain general terms and provisions of the units that we may offer pursuant to this prospectus. The particular terms of the units and the extent, if any, to which the general terms and provisions may apply to the units so offered will be described in the applicable prospectus supplement. You should read any prospectus supplement and any free writing prospectus that we may authorize to be provided to you related to the series of units being offered, as well as the complete unit agreements that contain the terms of the units. Specific unit agreements will contain additional important terms and provisions and we will file the form of each unit agreement relating to units offered under this prospectus as an exhibit to the registration statement of which this prospectus is a part, or we will incorporate them by reference from another report that we file with the SEC.

Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the unit will have the rights and obligations of a holder of each included security. If we offer any units, certain terms of that series of units will be described in the applicable prospectus supplement, including, without limitation, the following, as applicable:

•	the title of the series of units;

•	identification and description of the separate constituent securities comprising the units;

•	the price or prices at which the units will be issued;

•	the date, if any, on and after which the constituent securities comprising the units will be separately transferable;

•	a discussion of certain United States federal income tax considerations applicable to the units; and

•	any other terms of the units and their constituent securities.

PLAN OF DISTRIBUTION

We, or selling stockholders, may sell the securities from time to time pursuant to a variety of methods including underwritten public offerings, negotiated transactions, block trades or a combination of these methods or through underwriters or dealers, through agents and/or directly to one or more purchasers. We or the selling stockholders may use any one or more of the following methods when selling securities covered by this prospectus:

•	on any national securities exchange or quotation service on which our securities may be listed or quoted at the time of sale, including the NYSE;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or services or in the over-the-counter market, which may include privately negotiated transactions and sales directly to one or more purchasers;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	through ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	through block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	through agents;

•	through purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	through one or more underwriters on a firm commitment or best-efforts basis;

•	in an exchange distribution in accordance with the rules of the applicable exchange;

•	through loans or pledges of our common stock to a broker-dealer who may sell shares of our common stock so loaned or, upon a default, may sell or otherwise transfer the pledged stock;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

The securities may be distributed from time to time in one or more transactions at a fixed price or prices, which may be changed; at market prices prevailing at the time of sale; at prices related to the prevailing market prices; or at negotiated prices.

Each time that we sell securities covered by this prospectus, we will provide a prospectus supplement or supplements that will describe the method of distribution and include , to the extent required, the following information:

•	the terms of the offering;

•	the name or names of any underwriters or agents;

•	the purchase price of the securities;

•	any initial public offering price;

•	the net proceeds from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions and other items constituting underwriters’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

The selling stockholders may also sell their respective shares pursuant to Rule 144 under the Securities Act, if available, rather than under this prospectus.

Offers to purchase the securities being offered by this prospectus may be solicited directly. Agents may also be designated to solicit offers to purchase the securities from time to time. Any agent involved in the offer or sale of our securities will be identified in a prospectus supplement.

If a dealer is utilized in the sale of the securities being offered by this prospectus, the securities will be sold to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale.

If an underwriter is utilized in the sale of the securities being offered by this prospectus, an underwriting agreement will be executed with the underwriter at the time of sale and the name of any underwriter will be provided in the prospectus supplement that the underwriter will use to make resales of the securities to the public. In connection with the sale of the securities, we, or selling stockholders, or the purchasers of securities for whom the underwriter may act as agent, may compensate the underwriter in the form of underwriting discounts or commissions. The underwriter may sell the securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for which they may act as agent. Unless otherwise indicated in a prospectus supplement, an agent will be acting on a best efforts basis and a dealer will purchase securities as a principal, and may then resell the securities at varying prices to be determined by the dealer.

Any compensation paid to underwriters, dealers or agents in connection with the offering of the securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers will be provided in the applicable prospectus supplement. Underwriters, dealers and agents participating in the distribution of the securities may be deemed to be underwriters within the meaning of the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the securities may be deemed to be underwriting discounts and commissions. In compliance with the guidelines of the Financial Industry Regulatory Authority, Inc., or FINRA, the maximum consideration or discount to be received by any FINRA member or independent broker dealer in connection with any offering of securities pursuant to this prospectus may not exceed 8% of the aggregate proceeds of the securities offered. We may enter into agreements to indemnify underwriters, dealers and agents against civil liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make in respect thereof and to reimburse those persons for certain expenses.

The securities may or may not be listed on a national securities exchange. To facilitate the offering of securities, certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. This may include over-allotments or short sales of the securities, which involve the sale by persons participating in the offering of more securities than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of the securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

If indicated in the applicable prospectus supplement, underwriters or other persons acting as agents may be authorized to solicit offers by institutions or other suitable purchasers to purchase the securities at the public offering price set forth in the prospectus supplement, pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in the prospectus supplement. These purchasers may include, among others, commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions. Delayed delivery contracts will be subject to the condition that the purchase of the securities covered by the delayed delivery contracts will not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which the purchaser is subject. The underwriters and agents will not have any responsibility with respect to the validity or performance of these contracts.

We may engage in at the market offerings into an existing trading market in accordance with Rule 415(a)(4) under the Securities Act. In addition, we or the selling stockholders may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement so indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by us, the selling stockholders or borrowed from us, the selling stockholders or others to settle those sales or to close out any related open borrowings of common stock, and may use securities received from us or the selling stockholders in settlement of those derivatives to close out any related open borrowings of our common stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be named in the applicable prospectus supplement (or a post-effective amendment). In addition, we or the selling stockholders may loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus and an applicable prospectus supplement. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.

The specific terms of any lock-up provisions in respect of any given offering will be described in the applicable prospectus supplement.

The underwriters, dealers and agents may engage in transactions with us, or perform services for us, in the ordinary course of business for which they receive compensation.

LEGAL MATTERS

Certain legal matters relating to the issuance and sale of the securities that may be offered by us will be passed upon for us by Goodwin Procter LLP, Menlo Park, California. Additional legal matters may be passed upon for us, the selling stockholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2016 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$22,000,000

Common Stock

PROSPECTUS SUPPLEMENT

Craig-Hallum Capital Group

The date of this prospectus supplement is February     , 2018